Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF FIBROBIOLOGICS, INC.

FibroBiologics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.
The name of the Corporation is FibroBiologics, Inc.

2.
Pursuant to Section 242 of the DGCL, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding shares of the Corporation.

3.
Paragraph D of Article FOURTH of the Amended and Restated Certificate of Incorporation, as amended, is hereby added as follows:

“D. Upon filing and effectiveness of this Certificate of Amendment with the Secretary of State of Delaware (the “Effective Time”), every twenty (20) issued and outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock (the “Reverse Stock Split”). The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Amended and Restated Certificate of Incorporation, as amended. No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), all fractional shares resulting from the Reverse Stock Split shall be rounded up to the nearest whole share. The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.”

4.
This Certificate of Amendment was duly adopted and approved by the stockholders of this Corporation on the 20th day of February, 2026 in accordance with Section 242 of the DGCL.

5.
This Certificate of Amendment shall become effective as of March 30, 2026 at 12:01 a.m. EST.

* * * * *

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this 25th day of March, 2026.

FIBROBIOLOGICS, INC.

By: /s/ Jason D. Davis

Name: Jason D. Davis

Title: Chief Financial Officer